Exhibit 10.3

EXECUTION VERSION

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is effective as of January 1, 2027 (the “Effective Time”) by and between First Community Bank (the “Bank”), a South Carolina state bank, and J. Ted Nissen (“Consultant”), a resident of the state of South Carolina and the former Chief Executive Officer and President of the Bank, and former Executive Vice President and Chief Banking Officer of First Community Corporation, a South Carolina corporation and parent company of the Bank (the “Company”).

WHEREAS, Consultant is party to that certain Amended and Restated Employment Agreement, dated July 1, 2024, by and among Consultant, the Bank and the Company (the “Employment Agreement”).

WHEREAS, Consultant has retired from employment and all offices with the Bank and the Company effective December 31, 2026;

WHEREAS, the Bank desires to retain Consultant to, among other things, support the Bank and Company leadership teams as they transition to new roles and responsibilities within the organizations, and to provide continuity and advice regarding the achievement of strategic goals of the Bank and the Company during the transition (the “Services”);

WHEREAS, the parties hereto acknowledge that in performing the Services, Consultant will occupy a position of trust and confidence and by virtue of the Services will acquire significant knowledge relating to the business of Bank and the Company; and

WHEREAS, Consultant desires to accept such engagement on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Bank and Consultant, each intending to be legally bound, agree to the following terms and conditions:

Section 1     Engagement; Consultant Relationship; Duties.

The Bank hereby engages Consultant, and Consultant hereby agrees to render, at the request of the Bank, the Services to the Bank during the Term (as defined in Section 2 below). Consultant shall report to the Chief Executive Officer of the Bank (the “CEO”) or to such other person(s) as the CEO shall designate and to work in collaboration with the President and Chief Executive Officer (the “President and CEO”) of First Community Corporation. The Consultant is expected to devote as much time as needed to the performance of Services, provided any such Services so designated shall be reasonably consistent with the responsibilities described above, during the time period of January 1, 2027 through March 31, 2027. The Consultant is expected to devote sixteen (16) hours or less per week on average of business time and efforts to the performance of Services, provided any such Services so designated shall be reasonably consistent with the responsibilities described above, during the time period of April 1, 2027 through December 31, 2027. This is a services contract for the Services of Consultant. Consultant shall complete the Services, as requested from time to time, within the timeframes for completion as reasonably established by the CEO of the Bank. Consultant shall use his best efforts in such endeavors. Consultant shall also perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

Section 2     Term and Termination.

This Agreement shall continue until the earliest of (the “Term”), unless otherwise expressly agreed to in writing by Consultant and the CEO of the Bank or President and CEO of the Company (i) the close of business on the December 31, 2027, (ii) Consultant’s death, or (iii) Consultant’s Disability (as defined in Section 24 below). Consultant agrees and acknowledges his retirement from employment with the Bank and the Company, and termination of the Employment Agreement effective as of December 31, 2026. From and after January 1, 2027 until the end of the Term, Consultant will be an outside consultant of the Bank in accordance with the terms and conditions of this Agreement.

Section 3     Compensation.

For the months of January, February, and March of 2027, as compensation for all services rendered, or refrained from, by Consultant under this Agreement, the Bank shall pay Consultant $40,000 per month, or in the event of the termination of this Agreement, the pro rata portion of a month based on the number of business days for which Consultant provides Services to the Bank hereunder. For the months of April through December of 2027, as compensation for all services rendered, or refrained from, by Consultant under this Agreement, the Bank shall pay Consultant $15,000 per month, or in the event of the termination of this Agreement, the pro rata portion of a month based on the number of business days for which Consultant provides Services to the Bank hereunder. Such payments will be made monthly on the fifteenth day of each month, with the first payment due on January 15, 2027; provided, however, in the event of the termination of this Agreement due to Consultant’s death or Disability, the Bank shall pay Consultant or his estate a lump sum payment equal to the amounts earned by or owed to Consultant but remaining unpaid, which payment shall be made within 60 days of the date of termination. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts. The Bank’s payments of such amounts shall be treated as taxable income to the Consultant and reported to the relevant taxing authorities as such.

Section 4     Expenses.

In addition, Consultant shall be reimbursed by the Bank for reasonable business expenses, in accordance with the Bank’s policies, incurred by Consultant in providing Services to the Bank during the Term. The Bank’s obligation to reimburse Consultant pursuant to this Section 4 shall be subject to the prompt presentation to the CEO of the Bank or his designee(s), by Consultant of an itemized account of such expenditures, together with supporting vouchers, in accordance with any policies of the Bank in effect from time to time. The Bank shall pay such reimbursements as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.

Section 5     Independent Contractor.

Consultant is an independent contractor providing services to the Bank. Consultant will be granted no policymaking authority by the Bank and Consultant is not an agent of the Bank and shall have no right to bind the Bank, except as expressly and duly authorized by affirmative action of the CEO of the bank, the President and CEO of the Company, or the Board of Directors of the Bank. The Bank, as appropriate, will report all payments to be made hereunder on IRS Forms 1099 as payments to Consultant for independent contracting services. Consultant shall not be entitled to participate in any employee benefits plans or programs of the Bank. The Bank shall not carry worker’s compensation insurance to cover Consultant. The Bank shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

Section 6     No Assignment.

Consultant cannot subcontract his duties or cause any other person or entity to perform his services. Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of the Bank. Any attempted assignment or transfer by Consultant of his obligations without such consent shall be wholly void.

Section 7     Confidentiality.

All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by Consultant during the Term of this Agreement or prior to this Term during Consultant’s services as an officer of the Bank are confidential to and are and will remain the sole and exclusive property of the Bank. Except to the extent necessary to perform the duties assigned to Consultant by the Bank, Consultant will hold such Confidential Information and Trade Secrets (each as defined in Section 24 below) in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by Consultant to lose its character or cease to qualify as Confidential Information or Trade Secrets. Upon request by the Bank, and in any event upon termination of the engagement of Consultant with the Bank for any reason, as a prior condition to receiving any final compensation hereunder, Consultant will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in Consultant’s custody, control or possession. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Bank or developed by the Consultant prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Consultant for a period of two years following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by Consultant following termination of this Agreement for so long as permitted by applicable state law.

Section 8      Work Product.

Consultant acknowledges that all innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to the Bank or its affiliates, research and development or existing or future products or services and which are conceived, developed or made by Consultant while providing services to the Bank and its affiliates (collectively, “Work Product”) belong to the Bank or such affiliates (as applicable). Consultant shall promptly disclose such Work Product to the CEO of the Bank and perform all actions reasonably requested by the Bank (whether during the Term of this Agreement or thereafter) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney, and other instruments).

Section 9     Return of Property.

On the expiration of the Term of any earlier termination of this Agreement for any reason, or at any time during the Term of this Agreement, on the request or direction of the Bank, Consultant will immediately deliver to the Bank any or all equipment, property, material, Confidential Information, Trade Secrets, Work Product, or copies thereof which are owned by the Bank and are in Consultant’s possession or control. This includes documents or other information prepared by Consultant, on Consultant’s behalf or provided to Consultant in connection with Consultant’s duties while serving as a consultant to the Bank, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn, or any other means of recording or storing documents or other information. Consultant hereby warrants that Consultant will not retain in any form such documents, Confidential Information, Trade Secrets, Work Product, or other information or copies thereof. Consultant may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

Section 10     Restrictive Covenants.

In consideration for benefits to Consultant set forth herein, Section 9, Section 10, and Section 16 of the Employment Agreement are hereby incorporated by reference into this Agreement. Consultant agrees that the time periods set forth in Section 9(a) (No Solicitation of Customers) and 9(b) (No Recruitment of Personnel) and Section 9(c) (Non-Competition Agreement) of the Employment Agreement (collectively, the “Restrictive Covenants”) will end, as noted in his Employment Agreement, 24 months after Consultant’s retirement from the bank (and 12 months after the end of his Consulting Agreement), with the Restrictive Covenants expected to expire on December 31, 2028, based on his planned retirement date of December 31, 2026 (and the planned end of his consulting agreement on December 31, 2027).

Section 11     Remedies and Enforceability.

Consultant agrees that the covenants and agreements contained in Section 10 and in the Restrictive Covenants are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Bank and the business of the Bank; that Consultant has access to and knowledge of the Bank’s business and financial plans; that irreparable loss and damage will be suffered by the Bank should Consultant breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement or the Employment Agreement, as applicable; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement or the Employment Agreement, as applicable; and that, in addition to other remedies available to it, the Bank shall be entitled to specific performance of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by Consultant of any of such covenants or agreements. In the event that any provision of Section 10 of this Agreement or the Restrictive Covenants is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall enforce the remaining provisions to the maximum extent permitted by law.

Section 12     Contracts or Other Agreements with Former Employer or Business.

Consultant represents that he is not and will not become a party to any non-competition agreement or non-solicitation agreement or any other agreement which would prohibit him from entering into this Agreement or prohibit or impair his ability to provide the services for the Bank contemplated by this Agreement on or after the Effective Time.

Section 13     Compliance with Regulatory Restrictions.

Notwithstanding anything to the contrary herein, and in addition to any other restrictions stated in this Agreement, any compensation or other benefits paid to Consultant shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank. Consultant agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to Consultant are limited, shall not be a breach of this Agreement by the Bank. In the event that the Bank is required to make any adjustment to Consultant’s compensation or benefits in order to comply with any applicable legal and regulatory requirements, such changes shall be made in a manner such that, to the maximum extent legally possible, Consultant is put in the same economic position as he would have been absent such regulatory restriction or intervention.

Section 14     Modification of Agreement.

This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

Section 15     Notice.

All notices, requests, waivers and other communications required or permitted hereunder shall be in writing to the recipient at the address below:

If to the Company/Bank:	5455 Sunset Blvd.
Lexington, SC 29072
Attention: Mike Crapps
mcrapps@FirstCommunitySC.com

5455 Sunset Blvd.
Lexington, SC 29072
Attention: Vaughan Dozier
vdozier@FirstCommunitySC.com

If to Consultant:	J. Ted Nissen
620 Carriage Lakes Drive
Lexington, SC 29072

All notices, requests, waivers and other communications may also be sent to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth above (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused. A party may change its or his notice address given above by giving the other party ten days’ written notice of the new address in the manner set forth above.

Section 16     Waiver of Breach; Non-Waiver.

The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Failure of the Bank to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

Section 17     Entire Agreement.

Except for the Employment Agreement provisions incorporated herein or that survive termination of the Employment Agreement, this Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to Consultant’s engagement by the Bank. If any provision herein conflicts with any provision of the Employment Agreement, such provision herein shall be in addition to, and not in lieu of, such provision in the Employment Agreement.

Section 18     Successors, Binding Agreement.

Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by the Bank’s successors and assigns. Consultants rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation or unreimbursed expenses, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

Section 19     Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 20     Survival of Obligations.

The duties and obligations contained in Paragraphs 3, 4, and 7 through 11 shall survive the expiration or termination of this Agreement.

Section 21     Multiple Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

Section 22    Tax Withholding; Indemnification; Internal Revenue Code Section 409A.

By reason of Consultant’s relationship with the Bank as an independent contractor, all sums required to be paid by the Bank to Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. All payments that may be made pursuant to this Agreement are intended by the parties to qualify for an exclusion from Section 409A of the Internal Revenue Code (the “Code”) and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. However, the Bank does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Consultant’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation, and Consultant agrees and acknowledges that Bank shall not be deemed to be liable for any penalty, fine or payment as a result of any noncompliance with Section 409A of the Code. Consultant acknowledges and agrees that Consultant shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless the Bank for any liability, claim, expense or other cost incurred by the Bank arising out of or related to the obligations of Consultant pursuant to this Section.

Section 23     Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

Section 24     Headings; Capitalized Terms.

The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. Whenever used in this Agreement, the following capitalized terms and their variant forms shall have the meanings set forth below:

(a)     “Confidential Information” means data and information: (i) relating to the business of the Bank and/or one or more of its affiliates, regardless of whether the data or information constitutes a trade secret as that term is defined in South Carolina Code Section 39-8-20(5); (ii) disclosed to Consultant or of which Consultant became aware of as a consequence of Consultant’s relationship with the Bank and/or one or more of its affiliates (including his previous employment relationship with the Bank prior to the Term); (iii) having value to the Bank and/or one or more of its affiliates; (iv) not generally known to competitors of the Bank and/or one or more of its affiliates; and (v) which includes Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that such term shall not mean data or information (1) which has been voluntarily disclosed to the public by the Bank and/or one or more of its affiliates, except where such public disclosure has been made by Consultant without authorization from the Bank and/or one or more of its affiliates; (2) which has been independently developed and disclosed by others without breach of a confidentiality obligation; or (3) which has otherwise entered the public domain through lawful means.

(b)     “Disability” means that Consultant’s inability to perform the essential services contemplated by this Agreement for a period of 90 or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Bank.

(c)     “Trade Secrets” means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

FIRST COMMUNITY Corporation

By:	/s/ Michael C. Crapps
Name:	Michael C. Crapps
Title:	President & Chief Executive Officer

FIRST COMMUNITY bANK

By:	/s/ Michael C. Crapps
Name:	Michael C. Crapps
Title:	Bank Officer

CONSULTANT

By:	/s/ J. Ted Nissen
Name:	J. Ted Nissen